Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Vyrix Pharmaceuticals, Inc.

We consent to the incorporation by reference in this Form S-1/A Registration Statement of Vyrix Pharmaceuticals, Inc. (File No. 333-195325) of our report dated March 12, 2014 (except for Note 12 – Subsequent events dated April 16, 2014), with respect to the balance sheets of Vyrix Pharmaceuticals, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP

June 6, 2014

Denver, Colorado